As filed with the Securities and Exchange Commission on June 30, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HELIX ENERGY SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation or organization)	95-3409686 (I.R.S. Employer Identification No.)

400 N. Sam Houston Parkway E., Suite 400 Houston, Texas (Address of principal executive offices)	77060 (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
     Securities Act registration file number to which this file relates: N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered

Common Stock, without par value	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1. Description of Registrant’s Securities to be Registered.
     The following description of the authorized capital stock of Helix Energy Solutions Group, Inc, a Minnesota corporation (“Helix”), is intended as a summary only and is qualified in its entirety by reference to Helix’s articles of incorporation and by-laws, which are incorporated by reference as exhibits hereto and incorporated herein by reference.
Common Stock
     Helix is authorized to issue 240,000,000 shares of common stock, no par value per share.
     Subject to any preferences, limitations and relative rights that may be fixed for any series of preferred stock that may be created by the board of directors from time to time, the holders of common stock of Helix are entitled, among other things, (1) to share ratably in dividends if, when and as declared by the board of directors out of funds legally available therefor, (2) to one vote per share on all matters voted on by the shareholders, and (3) in the event of liquidation, to share ratably in the distribution of assets remaining after payment of debts, expenses and the liquidation preference of any outstanding preferred stock. Holders of shares of Helix common stock have no cumulative voting rights or preemptive rights to subscribe for or purchase any additional shares of capital stock issued by Helix. Helix’s common stock is not convertible or redeemable and there are no sinking fund provisions therefor.
Preferred Stock
     Helix’s board of directors, without any action by Helix’s shareholders, is authorized to issue up to 5,000,000 shares of preferred stock, $.01 par value, in one or more series, and to determine the rights and preferences of each such series. In January 2003, Helix issued 30,000 shares of Series A-1 Cumulative Convertible Preferred Stock to Fletcher International, Ltd., or Fletcher, under the First Amended and Restated Agreement dated January 17, 2003, effective as of December 31, 2002, between Helix and Fletcher. Helix subsequently issued 25,000 shares of Series A-2 Cumulative Convertible Preferred Stock to Fletcher under the terms of that same agreement. Both of these series of preferred stock are convertible into shares of Helix common stock on the terms and conditions described in the certificates of rights and preferences for these shares which are incorporated by reference as exhibits hereto and are incorporated herein by reference. These preferred shares have a minimum annual dividend rate of 4%, subject to adjustment, payable quarterly in cash or shares of common stock at Helix’s option. Beginning January 2005, the holder may redeem the value of its investment in these shares, to be settled in Helix common stock at the then prevailing market price or cash, at Helix’s discretion. If Helix is unable to deliver common shares which have been registered with the Securities and Exchange Commission, it is required to redeem the preferred shares in cash.
     See also “Certain Anti-takeover Provisions” under the heading “Purposes and Effects of Certain Provisions of Helix’s Articles of Incorporation and By-laws” below for a discussion on the effect that the issuance of preferred stock might have on attempts to take over Helix.

Purposes and Effects of Certain Provisions of Helix’s Articles of Incorporation and By-laws
     Helix’s articles of incorporation and by-laws contain a number of provisions that could make the acquisition of Helix by means of a tender or exchange offer, a proxy contest or otherwise more difficult. The description of those provisions set forth below is intended to be only a summary and is qualified in its entirety by reference to the pertinent sections of the articles of incorporation and the by-laws, which are incorporated by reference as exhibits hereto and are incorporated herein by reference.
     Classified Board of Directors; Removal of Directors
     Helix’s directors are currently divided into three classes, only one class of which is subject to re-election in any given year. The classification of directors could have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two annual meetings of shareholders generally will be required to effect a change in a majority of the board of directors. Such a delay may help ensure that Helix’s directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the shareholders. The classification provisions will apply to every election of directors, regardless of whether a change in the composition of the board of directors would be beneficial to Helix and its shareholders and whether a majority of Helix’s shareholders believes that such a change would be desirable.
     Helix’s articles of incorporation provide that its directors may only be removed by the affirmative vote of the holders of 68% of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors (“Voting Stock”).
     The classification provisions of Helix’s charter could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of Helix, even though such an attempt might be beneficial to Helix and its shareholders. These provisions could thus increase the likelihood that incumbent directors will retain their positions. In addition, the classification provisions may discourage accumulations of large blocks of Helix common stock that are effected for purposes of changing the composition of the board of directors. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.
     Preferred Stock
     Helix’s articles of incorporation authorize its board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including:
•	the designation of the series;

•	the number of shares of the series, which number the board may thereafter (except where otherwise provided in the certificate of designation) increase or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Helix;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of Helix or any other corporation, and, if so, the specification of the other class or series or the other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all of the terms and conditions upon which such conversion may be made;

•	restrictions, if any, on the issuance of shares of the same series or of any other class or series; and

•	voting rights, if any, of the shareholder of such series, which may include the right of such shareholders to vote separately as a class on any matter.
     Helix believes that the ability of the board of directors to issue one or more series of preferred stock will provide Helix with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by Helix’s shareholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which Helix’s securities may be listed or traded.
     Although the board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of such series, might impede the completion of a proxy contest, merger, tender or exchange offer or other attempt to obtain control of Helix. The board of directors will make any determination to issue such shares based on its judgment as to the best interests of Helix and its shareholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be otherwise able to change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority of our shareholders, might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

     No Shareholder Action by Written Consent; Special Meetings
     Helix’s articles of incorporation and by-laws provide that shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The by-laws provide that special meetings of shareholders can be called only upon a written request by the chief executive officer or a majority of the members of the board of directors. Shareholders are not permitted to call a special meeting or to require that the board of directors call a special meeting.
     The provisions of Helix’s articles of incorporation and by-laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal, including a shareholder proposal that a majority of shareholders believes to be in the best interest of Helix, until the next annual meeting unless a special meeting is called. These provisions would also prevent the holders of a majority of the Voting Stock from unilaterally using written consents to take shareholder action. Moreover, a shareholder can not force shareholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of shareholders prior to the time a majority of the board of directors believes such consideration to be appropriate.
     Amendment of Certain Provisions of the Articles of Incorporation and By-laws
     Under the Minnesota Business Corporation Act (the “MBCA”), Helix’s shareholders have the right to adopt, amend or repeal Helix’s by-laws and, with the approval of the board of directors, Helix’s articles of incorporation. Helix’s articles of incorporation provide that the affirmative vote of the holders of at least 80% of then outstanding shares of Voting Stock, voting together as a single class, and in addition to any other vote required by the articles of incorporation or by-laws, is required to amend provisions of Helix’s articles of incorporation of by-laws relating to:
•	the prohibition of shareholder action without a meeting;

•	the prohibition of shareholders calling a special meeting;

•	the number, election and term of its directors;

•	the removal of directors; and

•	fixing a quorum for meetings of shareholders.
     The vote of holders of a majority of the outstanding shares of Voting Stock is required to amend all other provisions of Helix’s articles of incorporation. Helix’s by-laws further provide that the by-laws may be amended by the board of directors. These super-majority voting requirements will have the effect of making more difficult any amendment by shareholders of the by-laws or of any of the provisions that may be in their best interests.

Certain Anti-Takeover Legislation
     As a public corporation, Helix is governed by the provisions of Section 302A.673 of the MBCA. This anti-takeover provision may operate to deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of Helix’s common stock. Section 302A.673 prohibits a public corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved by a committee of all of the disinterested members of the board of directors before the interested shareholder’s share acquisition date. A “business combination” includes mergers, asset sales and other transactions. An “interested shareholder” is a person who is the beneficial owner of 10% or more of the corporation’s Voting Stock.
Transfer Agent and Registrar
     Wells Fargo Shareowner Services acts as transfer agent and registrar for the Helix common stock.
Item 2. Exhibits.
4.1	2005 Amended and Restated Articles of Incorporation, as amended, of registrant, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on December 14, 2005.

4.2	Second Amended and Restated By-Laws of Cal Dive International, Inc., as amended, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on December 1, 2005.

4.3	Certificate of Rights and Preferences for Series A-1 Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on January 22, 2003 (the “2003 Form 8-K”).

4.4	Certificate of Rights and Preferences for Series A-2 Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on June 28, 2004 (the “2004 Form 8-K”).

4.5	Credit Agreement by and among Bank of America, N.A., et al., as Lenders, and Helix Energy Solutions Group, Inc., as Borrower, dated August 16, 2004, incorporated by reference to Exhibit 4.1 to the registrant’s Annual Report on 10-Q for the fiscal quarter ended September 30, 2004, filed by the registrant with the Securities and Exchange Commission on November 5, 2004 (the “2004 Form 10-Q”).

4.6	Participation Agreement among ERT, Helix Energy Solutions Group, Inc., Cal Dive/Gunnison Business Trust No. 2001-1 and Bank One, N.A., et. al., dated as of November 8, 2001, incorporated by reference to Exhibit 4.2 to Form 10-K for the fiscal year ended December 31, 2001, filed by the registrant with the Securities and Exchange Commission on March 28, 2002 (the “2001 Form 10-K”).

4.7	Form of Common Stock certificate (filed herewith).

4.8	Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of August 16, 2000, incorporated by reference to Exhibit 4.4 to the 2001 Form 10-K.

4.9	Amendment No. 1 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of January 25, 2002, incorporated by reference to Exhibit 4.9 to the registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed by the registrant with the Securities and Exchange Commission on April 8, 2003 (the “2002 Form 10-K/A”).

4.10	Amendment No. 2 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of November 15, 2002, incorporated by reference to Exhibit 4.4 to the Form S-3 Registration Statement filed by the registrant with the Securities and Exchange Commission on February 26, 2003 (Reg. 333-103451).

4.11	First Amended and Restated Agreement dated January 17, 2003, but effective as of December 31, 2002, by and between Helix Energy Solutions Group, Inc. and Fletcher International, Ltd., incorporated by reference to Exhibit 10.1 to the 2003 Form 8-K.

4.12	Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated July 26, 2002, incorporated by reference to Exhibit 4.12 to the 2002 Form 10-K/A.

4.13	First Amendment to Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated January 7, 2003, incorporated by reference to Exhibit 4.13 to the 2002 Form 10-K/A.

4.14	Second Amendment to Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource

Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated February 14, 2003, incorporated by reference to Exhibit 4.14 to the 2002 Form 10-K/A.

4.15	Lease with Purchase Option Agreement between Banc of America Leasing & Capital, LLC and Canyon Offshore Ltd. dated July 31, 2003 incorporated by reference to Exhibit 10.1 to the Form 10-Q for the fiscal quarter ended September 30, 2003, filed by the registrant with the Securities and Exchange Commission on November 13, 2003.

4.16	Amendment No. 3 Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of July 31, 2003, incorporated by reference to Exhibit 4.12 to Annual Report on Form 10-K for the year ended December 31, 2004, filed by the registrant with the Securities Exchange Commission on March 16, 2005 (the “2004 10-K”).

4.17	Amendment No. 4 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of December 15, 2004 , incorporated by reference to Exhibit 4.13 to the 2004 10-K.

4.18	Second Amendment to Credit Agreement dated March 21, 2005, made by and between Company and Bank of America, N.A., et al., incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on March 23, 2005.

4.19	Indenture relating to the 3.25% Convertible Senior Notes due 2025 dated as of March 30, 2005, between Cal Dive International, Inc. and JPMorgan Chase Bank, National Association, as Trustee., incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on April 4, 2005 (the “April 2005 8-K”).

4.20	Form of 3.25% Convertible Senior Note due 2025 (filed as Exhibit A to Exhibit 4.15).

4.21	Registration Rights Agreement dated as of March 30, 2005, between Cal Dive International, Inc. and Banc of America Securities LLC, as representative of the initial purchasers, incorporated by reference to Exhibit 4.3 to the April 2005 8-K.

4.22	Trust Indenture, dated as of August 16, 2000, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on October 6, 2005 (the “October 2005 8-K”).

4.23	Supplement No. 1 to Trust Indenture, dated as of January 25, 2002, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.2 to the October 2005 8-K.

4.24	Supplement No. 2 to Trust Indenture, dated as of November 15, 2002, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.3 to the October 2005 8-K.

4.25	Supplement No. 3 to Trust Indenture, dated as of December 14, 2004, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.4 to the October 2005 8-K.

4.26	Supplement No. 4 to Trust Indenture, dated September 30, 2005, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.5 to the October 2005 8-K.

4.27	Form of United States Government Guaranteed Ship Financing Bonds, Q4000 Series 4.93% Sinking Fund Bonds Due February 1, 2027 (filed as Exhibit A to Exhibit 4.22).

4.28	Form of Third Amended and Restated Promissory Note to United States of America, incorporated by reference to Exhibit 4.6 to the October 2005 8-K.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HELIX ENERGY SOLUTIONS GROUP, INC.
By:	/s/ A. WADE PURSELL
A. Wade Pursell
Senior Vice President and Chief Financial Officer

Dated: June 30, 2006

Exhibit Index
4.1	2005 Amended and Restated Articles of Incorporation, as amended, of registrant, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on December 14, 2005.

4.2	Second Amended and Restated By-Laws of Cal Dive International, Inc., as amended, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on December 1, 2005.

4.3	Certificate of Rights and Preferences for Series A-1 Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on January 22, 2003 (the “2003 Form 8-K”).

4.4	Certificate of Rights and Preferences for Series A-2 Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on June 28, 2004 (the “2004 Form 8-K”).

4.5	Credit Agreement by and among Bank of America, N.A., et al., as Lenders, and Helix Energy Solutions Group, Inc., as Borrower, dated August 16, 2004, incorporated by reference to Exhibit 4.1 to the registrant’s Annual Report on 10-Q for the fiscal quarter ended September 30, 2004, filed by the registrant with the Securities and Exchange Commission on November 5, 2004 (the “2004 Form 10-Q”).

4.6	Participation Agreement among ERT, Helix Energy Solutions Group, Inc., Cal Dive/Gunnison Business Trust No. 2001-1 and Bank One, N.A., et. al., dated as of November 8, 2001, incorporated by reference to Exhibit 4.2 to Form 10-K for the fiscal year ended December 31, 2001, filed by the registrant with the Securities and Exchange Commission on March 28, 2002 (the “2001 Form 10-K”).

4.7	Form of Common Stock certificate (filed herewith).

4.8	Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of August 16, 2000, incorporated by reference to Exhibit 4.4 to the 2001 Form 10-K.

4.9	Amendment No. 1 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of January 25, 2002, incorporated by reference to Exhibit 4.9 to the registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed by the registrant with the Securities and Exchange Commission on April 8, 2003 (the “2002 Form 10-K/A”).

4.10	Amendment No. 2 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of November 15, 2002, incorporated by reference to Exhibit 4.4 to the Form S-3 Registration Statement filed by the registrant with the Securities and Exchange Commission on February 26, 2003 (Reg. 333-103451).

4.11	First Amended and Restated Agreement dated January 17, 2003, but effective as of December 31, 2002, by and between Helix Energy Solutions Group, Inc. and Fletcher International, Ltd., incorporated by reference to Exhibit 10.1 to the 2003 Form 8-K.

4.12	Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated July 26, 2002, incorporated by reference to Exhibit 4.12 to the 2002 Form 10-K/A.

4.13	First Amendment to Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated January 7, 2003, incorporated by reference to Exhibit 4.13 to the 2002 Form 10-K/A.

4.14	Second Amendment to Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource

Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated February 14, 2003, incorporated by reference to Exhibit 4.14 to the 2002 Form 10-K/A.

4.15	Lease with Purchase Option Agreement between Banc of America Leasing & Capital, LLC and Canyon Offshore Ltd. dated July 31, 2003 incorporated by reference to Exhibit 10.1 to the Form 10-Q for the fiscal quarter ended September 30, 2003, filed by the registrant with the Securities and Exchange Commission on November 13, 2003.

4.16	Amendment No. 3 Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of July 31, 2003, incorporated by reference to Exhibit 4.12 to Annual Report on Form 10-K for the year ended December 31, 2004, filed by the registrant with the Securities Exchange Commission on March 16, 2005 (the “2004 10-K”).

4.17	Amendment No. 4 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of December 15, 2004 , incorporated by reference to Exhibit 4.13 to the 2004 10-K.

4.18	Second Amendment to Credit Agreement dated March 21, 2005, made by and between Company and Bank of America, N.A., et al., incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on March 23, 2005.

4.19	Indenture relating to the 3.25% Convertible Senior Notes due 2025 dated as of March 30, 2005, between Cal Dive International, Inc. and JPMorgan Chase Bank, National Association, as Trustee., incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on April 4, 2005 (the “April 2005 8-K”).

4.20	Form of 3.25% Convertible Senior Note due 2025 (filed as Exhibit A to Exhibit 4.15).

4.21	Registration Rights Agreement dated as of March 30, 2005, between Cal Dive International, Inc. and Banc of America Securities LLC, as representative of the initial purchasers, incorporated by reference to Exhibit 4.3 to the April 2005 8-K.

4.22	Trust Indenture, dated as of August 16, 2000, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on October 6, 2005 (the “October 2005 8-K”).

4.23	Supplement No. 1 to Trust Indenture, dated as of January 25, 2002, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.2 to the October 2005 8-K.

4.24	Supplement No. 2 to Trust Indenture, dated as of November 15, 2002, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.3 to the October 2005 8-K.

4.25	Supplement No. 3 to Trust Indenture, dated as of December 14, 2004, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.4 to the October 2005 8-K.

4.26	Supplement No. 4 to Trust Indenture, dated September 30, 2005, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.5 to the October 2005 8-K.

4.27	Form of United States Government Guaranteed Ship Financing Bonds, Q4000 Series 4.93% Sinking Fund Bonds Due February 1, 2027 (filed as Exhibit A to Exhibit 4.22).

4.28	Form of Third Amended and Restated Promissory Note to United States of America, incorporated by reference to Exhibit 4.6 to the October 2005 8-K.